Exhibit 99.1

FOR IMMEDIATE RELEASE

Zosano Pharma Appoints New CMO, Fills Two New Operations Management Positions

to Bolster Leadership Team

Fremont, CA – April 30, 2015 – Zosano Pharma Corporation (NASDAQ: ZSAN) announced today important leadership additions and changes with Thorsten von Stein, M.D., Ph.D. returning to the company as Chief Medical Officer, Laxmi Peri joining as Sr. Vice President, Operations, and Eric Scharin joining as Vice President, Technical Operations. Mr. Peri will be heading the Operations group including manufacturing and engineering, while Nandan Oza has resigned as Chief Operations Officer and will move to a consulting role with the company.

“Thorsten, Laxmi and Eric are welcome additions to Zosano’s leadership team at an important phase in our company’s growth. We are gearing up to further advance our portfolio of proprietary and partnered development programs with multiple clinical trials and are expanding our manufacturing activities in the coming months,” said Zosano’s Chief Executive Officer Vikram Lamba.

Dr. von Stein resumes his former role at Zosano as Chief Medical Officer having previously served in that position from 2009 to 2014. Before joining Zosano, Dr. von Stein served at Tercica as Senior Vice President and Chief Medical Officer from 2005 to 2009. From 2001 to 2005, he served as Chief Medical Officer and previously Vice President of Clinical Development at NeurogesX. Dr. von Stein held positions of increasing responsibility in clinical development and project management from 1994 to 2001 at Roche Palo Alto and F. Hoffmann-La Roche AG in Basel, Switzerland. Dr. von Stein received his medical degree from Munich University, Germany, and his Ph.D. in Computer Science from the University of Hamburg, Germany.

Laxmi Peri joins Zosano after 11 years as Vice President, R&D at Thoratec Corporation, a world leader in research, development and manufacturing of medical devices for circulatory support. At Thoratec, Mr. Peri was a part of the executive team that grew the business from revenues of $100 million to more than $500 million in a span of ten years. Prior to joining Thoratec, Mr. Peri was with St. Jude Medical for ten years in a variety of leadership positions in operations management and R&D. He has extensive experience in process development, product development and manufacturing management. Mr. Peri holds an M.B.A. from the University of Minnesota, and a B.S. and an M.S. in Mechanical Engineering.

Eric Scharin most recently served at Zogenix as Senior Director of Engineering and Product Industrialization. He directed all technical programs associated with design engineering, process engineering, facility/project engineering, and validation for Zogenix devices and pharmaceuticals throughout the product lifecycle. Prior to joining Zogenix, Mr. Scharin served at Tercica as Director of Manufacturing, where he successfully completed the technology transfer of rhIGF-1, and served in various roles within the manufacturing function. Prior to Tercica, Mr. Scharin worked for Covance Biotechnology and Biogen. He completed a B.S. in Chemical Engineering at Caltech, and an M.S.C.E.P in Chemical Engineering at MIT.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver its formulations of existing drugs through the skin for the treatment of a variety of indications. Zosano’s microneedle patch system offers rapid onset, consistent drug delivery, improved ease of use and room-temperature stability, benefits that the company believes often are unavailable using oral formulations or injections. Zosano’s microneedle patch system has the potential to deliver numerous medications for a wide variety of indications in commercially attractive markets. It has been tested in more than 400 patients with over 30,000 patches successfully applied to humans in Phase 1 and Phase 2 clinical studies. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical trials and manufacturing activities and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with Securities and Exchange Commission on March 26, 2015. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Vikram Lamba

Chief Executive Officer

510-745-1200

Investor Contact:

Paul Chun

Westwicke Partners

858-356-5931

paul.chun@westwicke.com

Media Contact:

Jamie Lacey-Moreira

PressComm PR, LLC

410-299-3310

jamielacey@presscommpr.com